Exhibit 8.1

February 1, 2012

Wells Fargo & Company,

        420 Montgomery Street,

            San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $3,000,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to the Russell 2000® Index due March 4, 2013 as described in the Company’s Pricing Supplement No. 164 dated January 25, 2012 (“Pricing Supplement 164”) to the Prospectus Supplement dated April 23, 2010 and the Prospectus dated June 4, 2009 contained in the Registration Statement on Form S-3, File No. 333-159738. We hereby confirm our opinion as set forth under the heading “Material Tax Consequences” in Pricing Supplement 164.

We hereby consent to the reference to us under the heading “Material Tax Consequences” in Pricing Supplement 164 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP